EXHIBIT 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 —— TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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May 13, 2015

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

Ladies and Gentlemen:

We have acted as special tax counsel to Danaher Corporation, a Delaware corporation (“Danaher”), in connection with the proposed distribution by Danaher to its shareholders of interests in Potomac Holding LLC, a Delaware limited liability company that has elected to be taxed as a corporation for U.S. federal income tax purposes (“Potomac”), which owns and operates certain aspects of Danaher’s communications business, and certain other related transactions (collectively, the “Separation”), followed by the merger of (i) RS Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NetScout Systems, Inc., a Delaware corporation (“NetScout”), with and into Potomac (the “First Merger”) and (ii) Potomac with and into RS Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NetScout that is disregarded from its owner for U.S. federal income tax purposes (collectively, the “Mergers”).

In connection with the Separation and the Mergers, Danaher is offering its shareholders the right to exchange shares of Danaher common stock for membership interests in Potomac pursuant to an exchange offer described in a registration statement of Potomac on Form S-4 and Form S-1 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto) (the “Registration Statement”), and, to the extent that such exchange offer is not fully subscribed, effecting a subsequent exchange offer and/or distributing pro rata to its shareholders any remaining membership interests in Potomac held by Danaher (such exchange offer(s) and pro rata distribution, if any, collectively, the “Split-Off”). This

Danaher Corporation

May 13, 2015

letter sets forth our opinion concerning the material U.S. federal income tax consequences of the Split-Off and the Mergers (collectively, the “Transactions”).1

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Danaher, Potomac, NetScout and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the certificate issued on (i) May 13, 2015 by an officer of Danaher and an officer of Potomac on behalf of Danaher and Potomac, respectively (the “Danaher Officer’s Certificate”) and (ii) May 13, 2015 by an officer of NetScout (the “NetScout Officer’s Certificate” and, with the Danaher Officer’s Certificate, the “Officer’s Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

•	the request for private letter ruling submitted by Danaher to the Internal Revenue Service (the “Service”) on November 17, 2014 (including all exhibits or attachments thereto), as supplemented and amended;

•	the letter provided by Goldman, Sachs & Co regarding the business purposes for the Separation, including the Split-Off, attached to the Danaher Officer’s Certificate;

•	the Registration Statement;

•	the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Separation and the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officer’s Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Danaher has received a private letter ruling (the “IRS Ruling”) from the Service regarding certain matters related to the tax-free status of the Split-Off and other aspects of the Separation. Our opinion assumes and is

[1]	Unless otherwise indicated, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

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May 13, 2015

expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Danaher, Potomac, NetScout and their respective subsidiaries, including those set forth in the Transaction Documents, as well as on the continuing validity and effectiveness of the IRS ruling as of the date hereof and of all relevant times in the future. We have assumed that the Separation and the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Documents. Our opinion further is expressly conditioned on the following: at the time of the Transactions, (i) an appropriate officer of each of Danaher, Potomac and NetScout will execute certificates including representations and covenants substantially similar to those contained in the Danaher Officer’s Certificate and the NetScout Officer’s Certificate, respectively, and (ii) we will deliver an opinion regarding the material U.S. federal income tax consequences of the Split-Off and the Mergers, as described in the Registration Statement.

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Service, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. The issues covered by this opinion are complex and, in many instances, the relevant legal authorities are unclear in their application to the transaction at issue. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Transactions,” it is our opinion that under current U.S. federal income tax law:

1. Danaher will recognize no gain or loss upon the distribution of Potomac membership interests in the Split-Off.

2. Danaher stockholders will recognize no gain or loss upon the receipt of Potomac membership interests in the Split-Off.

3. The basis of the Potomac membership interests, including any fractional interest received, in the hands of a holder of Danaher common stock who exchanges Danaher common stock for Potomac membership interests in the Split-Off will be, immediately after the Split-Off, the same as the basis of the Danaher common stock exchanged therefor.

Danaher Corporation

May 13, 2015

4. In the event that Danaher undertakes a pro rata distribution of any remaining membership interests in Potomac pursuant to the Split-Off, the aggregate basis of (i) the Potomac membership interests, including any fractional interest received, and (ii) the shares of Danaher common stock, each in the hands of a holder of Danaher common immediately after such distribution, will be the same as the aggregate basis of the shares of Danaher common stock held by such holder immediately before such distribution, allocated between the shares of Danaher common stock and Potomac membership interests in proportion to their relative fair market values immediately following such distribution.

5. Each Danaher stockholder’s holding period in the Potomac membership interests, including any fractional interest, received in an exchange offer pursuant to the Split-Off will include the holding period in the Danaher common stock exchanged therefor, provided that such Danaher common stock is held as a capital asset on the relevant exchange date.

6. In the event that Danaher undertakes a pro rata distribution of any remaining membership interests in Potomac pursuant to the Split-Off, each Danaher stockholder’s holding period in the Potomac membership interests, including any fractional interest, received in such distribution will include the holding period in the Danaher common stock with respect to which such Potomac membership interests are received, provided that such Danaher common stock is held as a capital asset on the distribution date.

7. Potomac will recognize no gain or loss upon the Mergers.

8. Holders of Potomac membership interests will recognize no gain or loss upon the receipt of NetScout common stock in the First Merger.

9. The basis of the NetScout common stock, including any fractional shares deemed received, in the hands of a holder of Potomac membership interests who receives NetScout common stock in the First Merger will be, immediately after the Mergers, the same as the basis of the Potomac membership interests exchanged therefor.

10. Each holder of Potomac membership interests’ holding period in the NetScout common stock received in the First Merger will include the holding period in the Potomac membership interests exchanged therefor, provided such Potomac membership interests are held as a capital asset on the date of the First Merger.

11. A holder of a Potomac membership interest who receives cash in lieu of a fractional share of NetScout common stock in the First Merger will recognize gain or loss measured by the difference between the basis of the fractional share deemed to be received, as determined above, and the amount of cash received in lieu of such fractional share. Any gain or loss will be treated as a capital gain or loss, provided the fractional share of stock is held as a capital asset on the date of the First Merger.

Danaher Corporation

May 13, 2015

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Separation, the Transactions or any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher and Flom LLP
Skadden, Arps, Slate, Meagher and Flom LLP